Century Communities Reports Record First Quarter 2021 Results

- Net Income Increased 289% to a Company Record $101.7 Million or $3.00 Per Diluted Share -

- Total Revenues Increased 67%  to a Company Record $1.0 Billion -

- Home Deliveries Increased 50% to a First Quarter Record 2,797 Homes -

- Record Net New Home Contracts Increased 45% to 3,455 Homes -

- Increased 2021 Outlook for Revenue and Deliveries  -

Greenwood Village, Colorado (April  28, 2021) – Century Communities, Inc. (NYSE: CCS), a leading national homebuilder, today announced financial results for its first quarter ended March  31,  2021.

First Quarter 2021 Highlights Compared to First Quarter 2020

•	Net income increased 289% to a Company record $101.7 million or $3.00 per diluted share
•	Home sales revenues increased 67% to a Company record $959.3 million
•	Home deliveries increased 50% to a first quarter record of 2,797 homes
•	Net new home contracts increased 45% to a Company record 3,455 homes
•	Homes in backlog improved 58% to a Company record 4,097 homes with a value of $1.6 billion
•	Pre-tax income improved 284% to a Company record $131.0 million
•	EBITDA increased 198% to a Company record $152.1 million
•	Net homebuilding debt to net capital improved to 19.9% from 46.6%
•	Quarter end total liquidity of $1.2 billion

Dale Francescon, Chairman and Co-Chief Executive Officer, stated,  “Our first quarter reflects an outstanding start to the year in which we generated over $1.0 billion in total revenues, our highest quarterly net sales ever, a 284% increase in pre-tax income and a Company record $152 million in EBITDA. The positive momentum we are experiencing demonstrates burgeoning demand for our affordable, new homes, driven by favorable demographics, tight resale supply and low interest rates, while underscoring the strength of our competitive positioning and national footprint across 28 high-growth markets. Our recent results exhibit our success in delivering improved operational efficiencies as we achieved a 340 basis point expansion in first quarter homebuilding gross margins and attained a low-water mark for SG&A as a percent of home sales revenue, improving to 9.6%, resulting in a 13.0% pre-tax margin.”

Rob Francescon, Co-Chief Executive Officer and President,  said,  “Our expanded margins and increased profitability validate the success of our long-term strategy as we build upon our solid foundation to fuel Century’s continued growth within this robust housing cycle. We ended the first quarter with our highest backlog ever of 4,097 homes valued at $1.6 billion, respective year-over-year increases of 58% and 83%. We further expanded our land pipeline to 57,536 lots while increasing the percentage of controlled lots to 64%, in keeping with our land-light operating strategy. Our commitment to reduce leverage resulted in a net homebuilding debt to net capital ratio of 19.9%, down significantly from 46.6% in the prior year quarter. We remain focused on delivering strong returns to our shareholders as we benefit from an exceptional demand environment, a trend we feel confident will propel our performance throughout the balance of the year.”

First Quarter 2021 Results

Net income for the first quarter 2021 increased 289% to $101.7 million, or $3.00 per diluted share as compared to $26.1 million or $0.78 per diluted share for the prior year quarter. Pre-tax income was $131.0 million, representing a 13.0% margin, as compared to $34.1 million and a  5.7% margin in the prior year quarter.

Home sales revenues for the first quarter 2021 increased 67% to $959.3 million, compared to $572.7 million for the prior year quarter. The growth in home sales revenues was primarily due to a 50% increase in deliveries to 2,797 homes compared to 1,864 homes for the prior year quarter. Average sales price of home deliveries for the first quarter 2021 was  $343,000, compared to $307,200 in the prior year quarter, primarily due to increased demand and home price appreciation  across our markets.

Homebuilding gross margin percentage in the first quarter 2021 was 21.1%, as compared to 17.7% in the prior year quarter. Adjusted homebuilding gross margin percentage, excluding interest, was 23.1% in the first quarter of 2021, as compared to 20.2% in the prior year quarter. SG&A as a percent of home sales revenues improved 330 basis points to 9.6%, compared to 12.9% in the prior year quarter.

Net new home contracts in the first quarter 2021 increased 45% to 3,455 homes, compared to 2,388 homes in the prior year quarter. At the end of the first quarter 2021, the Company had 4,097 homes in backlog, representing a record $1.6  billion of backlog dollar value, year-over-year increases of 58% and 83%, respectively.

Financial services revenues increased to $33.6 million compared to $9.8 million in the prior year quarter, and financial services pretax income increased to $15.3 million from $0.2 million.

Strengthened Balance Sheet and Liquidity

The Company ended the quarter with a strong financial position including $1.4 billion of stockholders’ equity, $557.1 million of cash and $1.2 billion of total liquidity.

As of March 31, 2021, net homebuilding debt to net capital decreased to 19.9%, a reduction of 2,670 basis points from 46.6% in the prior year quarter and a further sequential reduction of 730 basis points from 27.2%  at the end of the fourth quarter 2020.

Full Year 2021 Outlook

David Messenger, Chief Financial Officer, stated,  “Due to improved sales, deliveries and home price appreciation throughout the first four months of the year, we are increasing our full year revenue guidance to be in the range of $3.7 billion to $4.0 billion and home deliveries to be in the range of 10,750 to 11,750.”

Conference Call

The Company will host a webcast and conference call on Wednesday,  April 28, 2021 at 5:00 p.m. Eastern time, 3:00 p.m. Mountain time, to review the Company’s first quarter 2021 results, discuss recent events and conduct a question-and-answer period. To participate in the call, please dial 877-451-6152 (domestic) or 201-389-0879 (international). The live webcast will be available at www.centurycommunities.com in the Investors section. A replay of the conference call will be available through May 28, 2021, by dialing 844-512-2921 (domestic) or 412-317-6671 (international) and entering the pass code 13717683. A replay of the webcast will be available on the Company’s website.

About Century Communities:

Century Communities, Inc. (NYSE: CCS) is a top 10 national homebuilder. Offering new homes under the Century Communities and Century Complete brands, Century is engaged in all aspects of homebuilding — including the acquisition, entitlement and development of land, along with the construction, innovative marketing and sale of quality homes designed to appeal to a wide range of homebuyers. The Colorado-based company operates in 17 states across the U.S., and offers title, insurance and lending services in select markets through its Parkway Title, IHL Insurance Agency, and Inspire Home Loan subsidiaries. To learn more about Century Communities, please visit www.centurycommunities.com.

Non-GAAP Financial Measures

In addition to the Company’s operating results presented in accordance with generally accepted accounting principles (GAAP), this press release includes the following non-GAAP financial measures: Adjusted Net Income, Adjusted Diluted Earnings per Common Share (Adjusted Diluted EPS), Adjusted Homebuilding Gross Margin, Adjusted EBITDA, and Ratio of Homebuilding Net Debt to Net Capital. These non-GAAP financial measures should not be used as a substitute for the Company’s operating results presented in accordance with GAAP, and an analysis of any non-GAAP financial measure should be used in conjunction with results presented in accordance with GAAP. Please refer to the reconciliation of each of the above referenced non-GAAP financial measures following the historical financial information presented in this press release.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and, as such, may involve known and unknown risks, uncertainties and assumptions. Forward-looking statements may be identified by the use of words such as “anticipate,” “believe,” “expect,” “estimate,” “plan,” “continue,” “will,” “may,” “potential,” “looking ahead,” “outlook,” and “project” and other similar expressions that predict or indicate future events or trends or that are not statements of historical matters. Forward-looking statements in this release include the Company’s operating and financial guidance for 2021. Forward-looking statements should not be read as a guarantee of future performance or results, and will not necessarily be accurate indications of the times at, or by, which such performance or results will be achieved. Forward-looking statements are based on historical information available at the time the statements are made and are based on management’s reasonable belief or expectations with respect to future events, and are subject to risks and uncertainties, many of which are beyond the Company’s control, that could cause actual performance or results to differ materially from the belief or expectations expressed in or suggested by the forward-looking statements. The following important factors could cause actual results to differ materially from those expressed in the forward-looking statement: adverse changes in general economic conditions, the potential impact of COVID-19 on the Company’s business, industry and broader economy, the ability to identify and acquire desirable land, availability of financing, the effect of interest rate and tax changes, reliance on contractors, and the other factors included in the Company’s most recent Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q. Forward-looking statements speak only as of the date on which they are made and the Company undertakes no obligation to update any forward-looking statement to reflect future events, developments or otherwise, except as may be required by applicable law.

Century Communities, Inc.

Condensed Consolidated Statements of Operations

(Unaudited)

(in thousands, except share and per share amounts)

	Three Months Ended March 31,
	2021	2020
Revenues
Home sales revenues	$959,279	$572,710
Land sales and other revenues	15,670	20,104
Total homebuilding revenues	974,949	592,814
Financial services revenues	33,620	9,795
Total revenues	1,008,569	602,609
Homebuilding Cost of Revenues
Cost of home sales revenues	(756,507)	(470,526)
Cost of land sales and other revenues	(10,020)	(14,167)
Total homebuilding cost of revenues	(766,527)	(484,693)
Financial services costs	(18,301)	(9,586)
Selling, general, and administrative	(92,151)	(73,619)
Inventory impairment and other	—	(781)
Other income (expense)	(541)	158
Income before income tax expense	131,049	34,088
Income tax expense	(29,397)	(7,962)
Net income	$101,652	$26,126

Earnings per share:
Basic	$3.03	$0.79
Diluted	$3.00	$0.78
Weighted average common shares outstanding:
Basic	33,563,903	33,207,928
Diluted	33,884,275	33,476,444

Century Communities, Inc.

Condensed Consolidated Balance Sheets

(in thousands, except share amounts)

	March 31,	December 31,
	2021	2020
Assets	(unaudited)	(audited)
Cash and cash equivalents	$502,906	$394,001
Cash held in escrow	54,220	23,149
Accounts receivable	24,856	21,781
Inventories	1,853,199	1,929,664
Mortgage loans held for sale	303,414	282,639
Prepaid expenses and other assets	139,300	122,630
Property and equipment, net	28,181	28,384
Deferred tax assets, net	15,213	12,450
Goodwill	30,395	30,395
Total assets	$2,951,684	$2,845,093
Liabilities and stockholders' equity
Liabilities:
Accounts payable	$84,179	$107,712
Accrued expenses and other liabilities	311,508	302,751
Notes payable	897,778	894,875
Revolving line of credit	—	—
Mortgage repurchase facilities	285,050	259,050
Total liabilities	1,578,515	1,564,388
Stockholders' equity:
Preferred stock, $0.01 par value, 50,000,000 shares authorized, none outstanding	—	—
Common stock, $0.01 par value, 100,000,000 shares authorized, 33,708,286 and 33,350,633 shares issued and outstanding at March 31, 2021 and December 31, 2020, respectively	337	334
Additional paid-in capital	688,009	697,200
Retained earnings	684,823	583,171
Total stockholders' equity	1,373,169	1,280,705
Total liabilities and stockholders' equity	$2,951,684	$2,845,093

Century Communities, Inc.

Homebuilding Operational Data

(Unaudited)

Net New Home Contracts

	Three Months Ended
	March 31,
	2021	2020	% Change
West	394	336	17.3%
Mountain	947	614	54.2%
Texas	518	333	55.6%
Southeast	476	516	(7.8)%
Century Complete	1,120	589	90.2%
Total	3,455	2,388	44.7%

Home Deliveries

(dollars in thousands)

	Three Months Ended March 31,
	2021		2020		% Change
	Homes	Average Sales Price	Homes	Average Sales Price	Homes	Average Sales Price
West	319	$582.4	233	$543.2	36.9%	7.2%
Mountain	685	$423.5	396	$395.3	73.0%	7.1%
Texas	328	$267.5	244	$246.5	34.4%	8.5%
Southeast	568	$387.5	368	$357.1	54.3%	8.5%
Century Complete	897	$195.8	623	$157.4	44.0%	24.4%
Total / Weighted Average	2,797	$343.0	1,864	$307.2	50.1%	11.7%

Century Communities, Inc.

Homebuilding Operational Data

(Unaudited)

Selling Communities

Selling communities at period end	As of March 31,		Increase/(Decrease)
	2021	2020	Amount	% Change

West	19	21	(2)	(9.5)%
Mountain	39	38	1	2.6%
Texas	13	26	(13)	(50.0)%
Southeast	20	41	(21)	(51.2)%
Century Complete	97	102	(5)	(4.9)
Total	188	228	(40)	(17.5)%

N/A – Not applicable

Backlog

(dollars in thousands)

	As of March 31,
	2021			2020			% Change
	Homes	Dollar Value	Average Sales Price	Homes	Dollar Value	Average Sales Price	Homes	Dollar Value	Average Sales Price
West	561	$342,688	$610.9	305	$158,853	$520.8	83.9%	115.7%	17.3%
Mountain	1,051	520,004	$494.8	591	251,199	$425.0	77.8%	107.0%	16.4%
Texas	575	187,594	$326.3	364	98,767	$271.3	58.0%	89.9%	20.3%
Southeast	709	279,904	$394.8	661	239,012	$361.6	7.3%	17.1%	9.2%
Century Complete	1,201	249,409	$207.7	673	113,285	$168.3	78.5%	120.2%	23.4%
Total / Weighted Average	4,097	$1,579,599	$385.6	2,594	$861,116	$332.0	57.9%	83.4%	16.1%

Lot Inventory

	As of March 31, 2021,
	2021			2020			% Change

	Owned	Controlled	Total	Owned	Controlled	Total	Owned	Controlled	Total

West	3,127	4,952	8,079	3,243	1,340	4,583	(3.6)%	269.6%	76.3%
Mountain	7,721	7,954	15,675	6,983	4,552	11,535	10.6%	74.7%	35.9%
Texas	3,070	6,322	9,392	3,066	2,075	5,141	0.1%	204.7%	82.7%
Southeast	2,701	8,886	11,587	4,200	3,062	7,262	(35.7)%	190.2%	59.6%
Century Complete	3,887	8,916	12,803	3,360	3,950	7,310	15.7%	125.7%	75.1%
Total	20,506	37,030	57,536	20,852	14,979	35,831	(1.7)%	147.2%	60.6%

Century Communities, Inc.

Reconciliation of Non-GAAP Financial Measures

(Unaudited)

Adjusted Net Income and Adjusted Diluted Earnings per Common Share (Adjusted Diluted EPS) are non-GAAP financial measures that we believe are useful to management, investors and other users of the Company’s financial information in evaluating its operating results and understanding its operating trends without the effect of certain non-recurring items. The Company believes excluding certain non-recurring items provides more comparable assessment of its financial results from period to period. Adjusted Diluted EPS is calculated by excluding the effect of loss on inventory impairment and restructuring costs from the calculation of reported EPS.

Adjusted Net Income and Adjusted Diluted Earnings Per Common Share

(in thousands, except share and per share amounts)

	Three Months Ended
	March 31,
	2021	2020
Numerator
Net income	$101,652	$26,126
Denominator
Weighted average common shares outstanding - basic	33,563,903	33,207,928
Dilutive effect of restricted stock units	320,372	268,516
Weighted average common shares outstanding - diluted	33,884,275	33,476,444
Earnings per share:
Basic	$3.03	$0.79
Diluted	$3.00	$0.78

Adjusted earnings per share
Numerator
Income before income tax expense	$131,049	$34,088
Inventory impairment and other	—	781
Adjusted income before income tax expense	131,049	34,869
Adjusted income tax expense(1)	(29,397)	(8,144)
Adjusted net income	101,652	26,725

Denominator - Diluted	33,884,275	33,476,444

Adjusted diluted earnings per share	$3.00	$0.80

(1)	The tax rate used in calculating adjusted net income for the three months ended March 31, 2021 and March 31, 2020 was our GAAP tax rate of 22.4% and 23.4%, respectively.

Century Communities, Inc.

Reconciliation of Non-GAAP Financial Measures

(Unaudited)

Adjusted homebuilding gross margin excluding impairment, interest and purchase price accounting for acquired work in process inventory is not a measurement of financial performance under United States generally accepted accounting principles; however, the Company’s management believes that this information is meaningful as it isolates the impact that inventory impairment, indebtedness and acquisitions have on homebuilding gross margin and permits the Company’s stockholders to make better comparisons with the Company’s competitors, who adjust gross margins in a similar fashion.  This non-GAAP financial measure should not be used as a substitute for the Company’s operating results.  An analysis of any non-GAAP financial measure should be used in conjunction with results presented in accordance with GAAP.

Adjusted Homebuilding Gross Margin

(in thousands)

	Three Months Ended March 31,

	2021	%	2020	%

Home sales revenues	$959,279	100.0%	$572,710	100.0%
Cost of home sales revenues	(756,507)	(78.9)%	(470,526)	(82.2)%
Inventory impairment and other	—	—%	(781)	(0.1)%
Gross margin from home sales	202,772	21.1%	101,403	17.7%
Add: Inventory impairment and other	—	—%	781	0.1%
Add: Interest in cost of home sales revenues	18,377	1.9%	13,685	2.4%
Adjusted homebuilding gross margin excluding interest and inventory impairment and other	221,149	23.1%	115,869	20.2%

Century Communities, Inc.

Reconciliation of Non-GAAP Financial Measures

(Unaudited)

Adjusted EBITDA

Adjusted EBITDA is a non-GAAP financial measure we use as a supplemental measure in evaluating operating performance. The Company defines adjusted EBITDA as consolidated net income before (i) income tax expense, (ii) interest in cost of home sales revenues, (iii) other interest expense, (iv) loss on debt extinguishment, (v) inventory impairment and other, (vi) depreciation and amortization expense, and (vii) adjustments resulting from the application of purchase accounting for acquired work in process inventory related to business combinations. The Company believes adjusted EBITDA provides an indicator of general economic performance that is not affected by fluctuations in interest rates or effective tax rates, levels of depreciation or amortization, and items considered to be non-recurring. Accordingly, the Company’s management believes that this measurement is useful for comparing general operating performance from period to period. Adjusted EBITDA should be considered in addition to, and not as a substitute for, consolidated net income in accordance with GAAP as a measure of performance. The Company’s presentation of adjusted EBITDA should not be construed as an indication that its future results will be unaffected by unusual or non-recurring items. Adjusted EBITDA is limited as an analytical tool and should not be considered in isolation or as a substitute for analysis of the Company’s results as reported under GAAP.

(in thousands)

	Three Months Ended March 31,
	2021	2020	% Change
Net income	$101,652	$26,126	289.1%
Income tax expense	29,397	7,962	269.2%
Interest in cost of home sales revenues	18,377	13,685	34.3%
Interest expense (income)	(111)	(163)	(31.9)%
Depreciation and amortization expense	2,806	3,415	(17.8)%
EBITDA	152,121	51,025	198.1%
Inventory impairment and other	—	781	NM
Adjusted EBITDA	$152,121	$51,806	193.6%

NM – Not Meaningful

Century Communities, Inc.

Reconciliation of Non-GAAP Financial Measures

(Unaudited)

Ratio of Net Homebuilding Debt to Net Capital

The following table presents the Company’s ratio of net homebuilding debt to net capital, which is a non-GAAP financial measure.  The Company calculates this by dividing net homebuilding debt (senior notes payable and revolving line of credit less cash and cash equivalents and cash held in escrow) by net capital (net homebuilding debt plus total stockholders’ equity). The most directly comparable GAAP measure is the ratio of debt to capital. The Company believes the ratio of net homebuilding debt to net capital is a relevant and useful financial measure to investors in understanding the leverage employed in its operations and as an indicator of the Company’s ability to obtain external financing.

(in thousands)

	March 31,	December 31,
	2021	2020
Total homebuilding debt	$897,778	$894,875
Total stockholders' equity	1,373,169	1,280,705
Total capital	$2,270,947	$2,175,580
Homebuilding debt to capital	39.5%	41.1%

Total homebuilding debt	$897,778	$894,875
Cash and cash equivalents	(502,906)	(394,001)
Cash held in escrow	(54,220)	(23,149)
Net homebuilding debt	340,652	477,725
Total stockholders' equity	1,373,169	1,280,705
Net capital	$1,713,821	$1,758,430

Net homebuilding debt to net capital	19.9%	27.2%

Contact Information:

Hunter Wells, Vice President of Investor Relations

719-426-3520

Hunter.Wells@CenturyCommunities.com

Category:
Earnings